Exhibit 23.2–CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Nos. 333-04187, 333-145717, and Form S-3 Nos. 333-146824 and 333-145430) of our report dated April 2, 2007, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K/A of Patrick Industries, Inc. for the year ended December 31, 2007.

/s/ McGladrey & Pullen LLP

Elkhart, Indiana

March 31, 2008